Exhibit 4.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS EITHER (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, OR DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [***].

HUDSON PACIFIC PROPERTIES, INC.

[FORM OF] WARRANT TO PURCHASE SHARES OF COMMON STOCK

Number of Shares: [ • ] (subject to adjustment)

Warrant No. CS – [ • ]	Original Issue Date: June 13, 2025

Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [ • ] or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of [ • ] shares of common stock, $0.01 par value per share (“Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $0.01 per share (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”) upon surrender of this Warrant to Purchase Shares of Common Stock (including any Warrants to Purchase Shares of Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the date hereof (the “Original Issue Date”) and, subject to the following terms and conditions:

1. Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Holder, as such terms are used in and construed under Rule 405 under the Securities Act, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant, or other similar arrangement) or other comparable equity interests.

(b) “Commission” means the United States Securities and Exchange Commission.

(c) “Principal Trading Market” means the national securities exchange or other trading market on which the shares of Common Stock are primarily listed on and quoted for trading, which, as of the Original Issue Date, shall be the New York Stock Exchange.

(d) “Registration Statement” means the Company’s Registration Statement on Form S-3 (File No. 333-278965), that was declared effective on April 2, 2025.

(e) “Securities Act” means the Securities Act of 1933, as amended.

(f) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Principal Trading Market with respect to the Common Stock that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Original Issue Date was “T+1.”

(g) “Trading Day” means any weekday on which the Principal Trading Market is open for trading. If the shares of Common Stock are not listed or admitted for trading, “Trading Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

(h) “Transfer Agent” means Computershare Trust Company, N.A., the Company’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity.

(i) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a national securities exchange or other trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Trading Market as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (ii) if the Common Stock is then listed or quoted for trading and neither OTCQB nor OTCQX is the Principal Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable, (iii) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(j) “Warrant Agency Agreement” means that certain warrant agency agreement, dated on or about the Original Issue Date, between the Company and the Warrant Agent.

(k) “Warrant Agent” means, collectively, Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, and any successor appointed in such capacity.

2. Issuance of Securities; Registration of Warrants. The Warrant, as initially issued by the Company, is offered and sold pursuant to the Registration Statement. As of the Original Issue Date, the Warrant Shares are issuable under the Registration Statement. Accordingly, the Warrant and, assuming issuance pursuant to the Registration Statement or an exchange meeting the requirements of Section 3(a)(9) of the Exchange Act as in effect on the Original Issue Date, the Warrant Shares, are not “restricted securities” under Rule 144 promulgated under the Securities Act. The Warrant Agent shall register ownership of this Warrant, upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is assigned hereunder) from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to compliance with all applicable securities laws, the Company will cause the Warrant Agent to register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant for transfer, properly endorsed with any evidence of authority that may be required by the Warrant Agent, including, but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and accompanied by appropriate instructions for transfer, and payment for all applicable transfer taxes (if any). Upon any such registration or transfer, a new warrant to purchase shares of Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company will cause the Warrant Agent to prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company and the Warrant Agent may treat the registered Holder hereof as the owner and holder for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

4. Exercise and Duration of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in the manner set forth in Section 10 hereof at any time and from time to time on or after the Original Issue Date.

(b) The Holder may exercise this Warrant by (i) delivering notice via e-mail in accordance with Section 14 below (“Company Notice”) to the Company of such exercise and providing the Company a PDF copy of the Notice of Exercise in the form on Schedule I herein (a “Notice of Exercise”), properly completed and duly executed by the Holder on the reverse of the Warrant accompanied by a signature guarantee; provided that, in order to be considered effective, receipt of such Company Notice must be confirmed by such Holder telephonically with the General Counsel, Chief Financial Officer, President or Chief Executive Officer of the Company (the “Telephonic Confirmation”); provided further that, if such Telephonic Confirmation occurs prior to 4:00 p.m. New York City time on the effective date of the Company Notice, the Company will provide the Notice of Exercise to the Warrant Agent via e-mail in accordance with Section 14 below on such date, and if such Telephonic Confirmation occurs after 4:00 p.m. New York City time on the effective date of the Company Notice, the Company will provide the Notice of Exercise to the Warrant Agent via e-mail in accordance with Section 14 below on the following Trading Day, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which the Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Notice of Exercise pursuant to Section 10 below).The date on which the last of such items is delivered to the Warrant Agent (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” If this Warrant is exercised in part, the Warrant Agent shall, at the request of the Holder and upon surrender of the original Warrant, at the time of delivery of the Exercise Shares (as defined below), deliver to the Holder a New Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant. Notwithstanding anything herein to the contrary, the Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. The Holder and the Warrant Agent shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. Notwithstanding the foregoing, such Registered Holder agrees to use its best efforts to provide the Company with as much advance written notice as reasonably possible prior to its delivery of any Company Notice to allow the Company and the Warrant Agent time to prepare for the settlement of any such exercise; provided that failure to provide such advance written notice shall not limit the Company’s obligation to comply with this Section 4(b).

5. Delivery of Warrant Shares.

(a) Delivery of Warrant Shares Upon Exercise. Upon exercise of this Warrant, the Company shall, or shall cause the Transfer Agent to, promptly (but in no event later than the number of Trading Days comprising the Standard Settlement Period following the Exercise Date) credit such aggregate number of shares of Common Stock specified by the Holder in the Exercise Notice and to which the Holder is entitled pursuant to such exercise (the “Exercise Shares”) to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal At Custodian system or Direct Registration System; provided, that the Transfer Agent is then a participant in the DTC Fast Automated Securities Transfer Program (the “FAST Program”) and either (A) there is an effective registration statement permitting the issuance of the Exercise Shares to or the resale of such Exercise Shares by the Holder or (B) the Exercise Shares are eligible for resale by the Holder without volume or manner-of-sale restrictions pursuant to Rule 144 promulgated under the Securities Act (assuming cashless exercise of this Warrant). If the Transfer Agent is not a member of the FAST Program or if neither (A) nor (B) above is true, the Transfer Agent will issue such Exercise Shares in the name of the Holder or its designee in restricted book-entry form in the Company’s share register. The Holder, or any natural person or legal entity (each, a “Person”) so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of the book entry positions, as the case may be.

(b) Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. If by the close of the Standard Settlement period after the Exercise Date, the Company fails to credit the Holder’s balance account with DTC for such number of Warrant Shares to which the Holder is entitled (other than any such failure that is due to any action or inaction by the Holder with respect to such exercise), and if the Standard Settlement Period has expired and prior to the receipt of such Warrant Shares, the Holder is required by its broker to purchase (in an open market transaction, provided such purchases shall be made in a commercially reasonable manner at prevailing market prices) or the Holder’s brokerage firm otherwise purchases (in an open market transaction, provided such purchases shall be made in a commercially reasonable manner at prevailing market prices), shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within two Trading Days after the Holder’s request, (A) pay in cash to the Holder the amount, if any, by which (1) the Holder’s total purchase price (including commercially reasonable brokerage commissions, if any) for the shares of Common Stock purchased in the Buy-In exceeds (2) the product of (x) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue, times (y) the price(s) at which the sell order(s) giving rise to such purchase obligation was executed (assuming such sale was executed on commercially reasonable terms at prevailing market prices), and (B) at the option of the Holder, either (1) reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or (2) deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The provisions of this Section 5(b) shall be the only monetary remedy available to the Holder in the event the Company fails to deliver to the Holder the required number of Warrant Shares in the manner required pursuant to Section 5(a) and a Buy-In occurs. Irrespective of whether there is a Buy-In, no remedy shall be available, notwithstanding the requirements of Section 5(a), unless and until the Company fails to deliver to the Holder the required number of Warrant Shares by the close of the second Trading Day after the Exercise Date.

(c) Obligation to Deliver Shares Absolute. To the extent permitted by law and subject to Section 5(b), the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Subject to Section 5(b), nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates or a book entry position representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6. Charges, Taxes and Expenses. Issuance and delivery of shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Warrant Agent shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Warrant Agent of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity and surety bond holding the Warrant Agent and the Company harmless, if requested by the Company or the Warrant Agent. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company or the Warrant Agent may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Warrant Agent as a condition precedent to the Company’s and the Warrant Agent’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will, at all times while this Warrant is issued and outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved shares of Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9 below). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the shares of Common Stock may be listed. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the shares of Common Stock at any time while this Warrant is issued and outstanding; provided, however, that the prior written consent of the Holder will not be required in connection with any stock split undertaken by the Company if, immediately after effecting such stock split, the Company will increase or reduce the par value of the shares of Common Stock to the par value in effect immediately prior to such stock split.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is issued and outstanding, (i) pays a stock dividend on its shares of Common Stock or otherwise makes a distribution on any class of capital shares issued and outstanding on the Original Issue Date and in accordance with the terms of such stock on the Original Issue Date or as amended, as described in the Registration Statement, that is payable in shares of Common Stock, (ii) subdivides its issued and outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines its issued and outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of capital shares any additional shares of Common Stock of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Warrant is issued and outstanding, distributes to all holders of shares of Common Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of shares of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (in each case, “Distributed Property”), then the Holder shall be entitled to receive the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date without regard to any limitation on exercise contained therein.

(c) Fundamental Transactions. If, at any time while this Warrant is issued and outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the shares of Common Stock or any compulsory share exchange pursuant to which the shares of Common Stock are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then (a) this Warrant shall automatically be deemed to be exercised in full (without any restriction on exercise pursuant to Section 11(a)) in a “cashless exercise” pursuant to Section 10 below effective immediately prior to and contingent upon the consummation of such Fundamental Transaction and (b) following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property in the Fundamental Transaction as the holders of Common Stock were entitled to receive in the Fundamental Transaction.

(d) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 9 (including any adjustment to the Exercise Price that would have been effected but for the final sentence in this paragraph (d)), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the shares of Common Stock then in effect.

(e) Calculations. All calculations under this Section 9 shall be made to the nearest one-millionth of one cent or the nearest share, as applicable.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder, to the Warrant Agent and to the Transfer Agent.

10. Payment of Cashless Exercise Price. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “ cashless exercise”, in which event the Company shall issue to the Holder the number of Warrant Shares in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act as determined as follows:

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is then being exercised;

“A” equals the last VWAP immediately preceding the time of delivery of the Exercise Notice giving rise to the applicable “cashless exercise”, as set forth in the applicable Exercise Notice (to clarify, the “last VWAP” will be the last VWAP as calculated over an entire Trading Day such that, in the event that this Warrant is exercised at a time that the Trading Market is open, the prior Trading Day’s VWAP shall be used in this calculation); and

“B” equals the Exercise Price per Warrant Share then in effect on the Exercise Date.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise). In the event that the Registration Statement registering the issuance of Warrant Shares or a registration statement registering the resale of the Warrant Shares is, for any reason, not effective at the time of exercise of this Warrant, then the Warrant may only be exercised through a cashless exercise, as set forth in this Section 10.

Except as set forth in Section 12 below (payment of cash in lieu of fractional shares), in no event will the exercise of this Warrant be settled by payment of any cash to the Holder.

11. Limitations on Exercise.

(a) Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and the Holder shall not be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect or immediately prior to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Holder, its Affiliates and any other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (such as any other members of a Section 13(d) “group”) to exceed 19.9% (the “Beneficial Ownership Limitation”) of the total number of issued and outstanding shares of Common Stock of the Company following such exercise, (ii) the combined voting power of the securities of the Company beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (such as any other members of a Section 13(d) “group”) to exceed 19.9% of the combined voting power of all of the securities of the Company then outstanding following such exercise or (iii) any violation of the restrictions on ownership and transfer of the Company’s stock then set forth in Article VI of the Company’s charter (such restrictions described in this clause (iii), collectively, the “Ownership Limits”), including any excepted holder or similar limit as may be in effect for such holder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the Commission prior to the date hereof, (y) a more recent public announcement by the Company or (z) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within three (3) Trading Days confirm in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder since the date as of which such number of outstanding shares of Common Stock was reported. For purposes of this Section 11(a), the aggregate number of shares of Common Stock or voting securities beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (such as any other members of a Section 13(d) “group”) shall include the shares of Common Stock issuable upon the exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (x) exercise of the remaining unexercised and non-cancelled portion of this Warrant by the Holder and (y) exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including without limitation any securities of the Company which would entitle the holder thereof to acquire at any time shares of Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock), is subject to a limitation on conversion or exercise analogous to the limitation contained herein and is beneficially owned by the Holder or any of its Affiliates and other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (such as any other members of a Section 13(d) “group”).

(b) This Section 11 shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9(c) of this Warrant.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the last VWAP immediately preceding the time of delivery of the applicable Exercise Notice) for any such fractional shares.

13. Tax Treatment; Restrictions on Ownership and Transfer. The Company and the Holder acknowledge and agree that, for U.S. federal income tax purposes, this Warrant shall be treated as if it were exercised on the Original Issue Date. Therefore, for purposes of the Ownership Limits, this Warrant shall be treated as a number of shares of outstanding Common Stock equal to the number of Warrant Shares that are issuable upon the exercise of this Warrant. Accordingly, notwithstanding anything to the contrary in this Warrant, the ownership, exercise, transfer and disposition of the Warrant shall be subject to the Ownership Limits in all respects.

14. Notices.

Any and all notices or other communications or deliveries hereunder to be given or made by the Warrant Agent or by a Holder to the Company shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed e-mail prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via confirmed e-mail on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery; provided, however, a Notice of Exercise shall be deemed given and effective in accordance with the provisions of Section 4(b) hereof. The addresses and e-mail addresses for such communications shall be:

If to the Company:

Hudson Pacific Properties, Inc.

11601 Wilshire Blvd, Ninth Floor,

Los Angeles, California 90025

Attention: Mark Lammas; Harout Diramerian and Kay Tidwell

E-Mail: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 S. Grand Avenue

Los Angeles, California 90071

Attention: Julian T.H. Kleindorfer and Brent T. Epstein

E-Mail: [***]

Any and all notices or other communications or deliveries hereunder to be given or made by the Company or by a Holder to the Warrant Agent shall be in writing and shall be deemed given and effective (i) on the date delivered, if delivered personally, (ii) on the date deposited thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier or (iii) on the date of the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested); provided that notices or other communications or deliveries hereunder to be given or made by the Company to the Warrant Agent in writing may also be given by e-mail (to an e-mail address provided in writing to the Company by the Warrant Agent), which shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed e-mail prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via confirmed e-mail on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day.

If to the Warrant Agent:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, Massachusetts 02021

Attention: Client Services

15. Warrant Agent. The Warrant Agent shall initially serve as warrant agent under this Warrant. Upon ten (10) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Warrant Agent or any new warrant agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation to which the Warrant Agent or any new warrant agent transfers substantially all of its corporate trust or stockholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

16. Legends. The only legends applicable to this Warrant are as follows:

The Company shall not effect any exercise of this Warrant, and the Holder shall not be entitled to exercise this Warrant, for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect or immediately prior to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Holder, its Affiliates and any other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (such as any other members of a Section 13(d) “group”) to exceed 19.9% of the total number of issued and outstanding shares of Common Stock of the Company following such exercise or (ii) the combined voting power of the securities of the Company beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of shares of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (such as any other members of a Section 13(d) “group”) to exceed 19.9% of the combined voting power of all of the securities of the Company then outstanding following such exercise.

For U.S. federal income tax purposes, this Warrant shall be treated as if it were exercised on the Original Issue Date. Therefore, for purposes of the restrictions on transfer or ownership described below, this Warrant shall be treated as a number of shares of outstanding Common Stock equal to the number of Warrant Shares that are issuable upon the exercise of this Warrant. This Warrant and the Warrant Shares issuable upon exercise of this Warrant are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Company’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Company’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Company’s Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Company in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Company, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Company being “closely held” under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Company being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership set forth in (i) through (iii) above are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Company may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. Capitalized terms used in this legend and not otherwise defined in this Warrant have the meanings given to them in the Charter of the Company, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Company on request and without charge. Requests for such a copy may be directed to the Secretary of the Company at its Principal Office.

17. Miscellaneous.

(a) No Rights as a Stockholder. Except as expressly set forth in Section 9 and Section 13 hereof, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Authorized Shares. Except as and to the extent waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, amalgamation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not, except as permitted under Section 8 hereof, increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant, and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(c) Successors and Assigns. Subject to compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder, except to a successor in the event of a Fundamental Transaction in which this Warrant is not automatically “cashless exercised”. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(d) Amendment and Waiver. Except as otherwise provided herein, this Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(e) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(g) Counterparts. This Warrant may be executed in any number of original or facsimile counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Warrant or in any other certificate, agreement or document related to this Warrant shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(h) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(i) Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(j) Entire Agreement. The terms of this Warrant are to be read in conjunction with the applicable terms of the Warrant Agency Agreement. In the event of an inconsistency between the terms of this Warrant and the Warrant Agency Agreement, the terms of this Warrant shall prevail; provided, however, that all provisions with respect to the rights, duties, obligations, liabilities and immunities of the Warrant Agent shall be determined and interpreted solely by the provisions of the Warrant Agency Agreement. The Company shall not amend any provisions of the Warrant certificate without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

HUDSON PACIFIC PROPERTIES, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
Name:
Title:

Sch. I-1

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant.]

Ladies and Gentlemen:

(1)

The undersigned is the Holder of Warrant No. CS-_____ (the “Warrant”) issued by Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)	The undersigned hereby exercises its right to purchase _________ Warrant Shares pursuant to the Warrant.

(3)	The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise

☐	“Cashless Exercise” under Section 10 of the Warrant

(4)

Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant. The Warrant Shares shall be delivered to the following DWAC Account Number: ____________________

(5)

By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11(a) of the Warrant to which this notice relates.

Dated:

Name of Holder

By:

Name:

Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant.)

Sch. I-2